Exhibit 99.1

News Release

Wabtec Reports Record Quarterly Results and Increases Guidance Excluding Special Items; Backlog Increases To Record $1.51 Billion

WILMERDING, PA, July 26, 2011 – Wabtec Corporation (NYSE: WAB) today reported record quarterly results and increased its full-year guidance excluding special items, mainly a previously announced charge for a court ruling that Wabtec is planning to appeal. Second quarter highlights included:

•	Sales were a record $479 million, 28 percent higher than the year-ago quarter, primarily due to strong growth in the Freight Group.

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Earnings per diluted share were 75 cents. Excluding special items, earnings per diluted share were a record 94 cents (non-GAAP), 45 percent higher than the year-ago quarter. The special items were: the charge of $18.1 million for a court ruling (after-tax EPS effect of 25 cents), a benefit of $2.4 million from a settlement related to a prior acquisition (after-tax EPS effect of 3 cents), and a tax benefit of $1.7 million from the successful resolution of certain outstanding tax issues from prior years (after-tax EPS effect of 3 cents). For reconciliation with GAAP, see the table below.

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Income from operations was $56 million. Excluding the special items, income from operations was a record $72 million (non-GAAP), or 15 percent of sales, compared to 13.3 percent in the year-ago quarter. For reconciliation with GAAP, see the table below.

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For the quarter, cash from operations was $50 million. At June 30, 2011, the company had cash of $221 million and debt of $396 million. During the quarter, Wabtec repurchased 95,000 shares of company stock for $6 million and completed the acquisition of a transit aftermarket parts business.

•	Backlog at the end of the second quarter was a record $1.51 billion, 40 percent higher than at year-end 2010.

Based on its second quarter results and outlook for the rest of the year, Wabtec increased its 2011 guidance for earnings per diluted share to between $3.45-$3.55 excluding the special items in this quarter, with revenues expected to be up about 20 percent for the year.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “The company’s second quarter operating performance was strong, as we continued to execute our growth strategies and benefited from favorable market conditions, particularly in the freight rail sector. Based on our performance to date and our record backlog, we are optimistic about our outlook for the balance of the year. Longer-term, we are well positioned to take advantage of growth opportunities in our core markets around the world.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com Website: www.wabtec.com	1001 Air Brake Avenue Wilmerding, PA 15148

News Release

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Set forth below is the calculation of the non-GAAP performance measures included in this press release. We believe that these measures provide useful supplemental information to assess our operating performance and to evaluate period-to-period comparisons. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec’s reported results prepared in accordance with GAAP.

Reconciliation of second quarter earnings per diluted share
Net income per diluted share in accordance with GAAP	75 cents
Add back after-tax charge for court ruling	25 cents
Deduct after-tax benefit from settlement	(3 cents	)
Deduct tax benefit	(3 cents	)

Net income per diluted share excluding special items	94 cents

Reconciliation of second quarter income from operations (in thousands)
Income from operations in accordance with GAAP	$56,362
Add back pre-tax charge for court ruling	$18,100
Deduct pre-tax benefit from settlement	($2,400)

Income from operations excluding special items	$72,062

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com Website: www.wabtec.com	1001 Air Brake Avenue Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2011	Second Quarter 2010	For the Six Months 2011	For the Six Months 2010

Net sales	$478,899	$374,137	$934,158	$738,064
Cost of sales	(336,155)	(260,673)	(658,219)	(516,211)

Gross profit	142,744	113,464	275,939	221,853
Gross profit as a % of Net Sales	29.8%	30.3%	29.5%	30.1%

Selling, general and administrative expenses	(73,943)	(51,243)	(128,759)	(95,874)
Engineering expenses	(9,132)	(10,425)	(18,020)	(21,120)
Amortization expense	(3,307)	(2,144)	(6,421)	(4,031)

Total operating expenses	(86,382)	(63,812)	(153,200)	(121,025)
Operating expenses as a % of Net Sales	18.0%	17.1%	16.4%	16.4%

Income from operations	56,362	49,652	122,739	100,828
Income from operations as a % of Net Sales	11.8%	13.3%	13.1%	13.7%

Interest (expense) income, net	(3,793)	(4,092)	(7,477)	(8,004)
Other income (expense), net	(410)	1,086	50	365

Income from operations before income taxes	52,159	46,646	115,312	93,189
Income tax expense	(15,825)	(15,435)	(38,026)	(31,614)

Effective tax rate	30.3%	33.1%	33.0%	33.9%
Income from continuing operations	36,334	31,211	77,286	61,575
Discontinued operations
Income (loss) from discontinued operations (net of tax)	—	—	—	—

Net income attributable to Wabtec shareholders	$36,334	$31,211	$77,286	$61,575

Earnings Per Common Share
Basic
Income from continuing operations	$0.75	$0.65	$1.61	$1.29
Income from discontinued operations	—	—	—	—
Net income attributable to Wabtec shareholders	$0.75	$0.65	$1.61	$1.29

Diluted
Income from continuing operations	$0.75	$0.65	$1.60	$1.28
Income from discontinued operations	—	—	—	—
Net income attributable to Wabtec shareholders	$0.75	$0.65	$1.60	$1.28
Weighted average shares outstanding
Basic	47,950	47,725	47,805	47,539

Diluted	48,463	48,089	48,303	47,911

Sales by Segment
Freight Group	$280,036	$189,974	$544,892	$355,118
Transit Group	198,863	184,163	$389,266	$382,946

Total	$478,899	$374,137	$934,158	$738,064